Exhibit 11.1

Inter-Office Memo

To	:	All PLDT Officers
Subject	:	Administrative Penalties for (1) Failure to Promptly or Accurately Report PLDT Share
Transactions; and (2) Trading of PLDT Shares during Restricted Periods
Date	:	October 28, 2024

Under the Revised Disclosure Rules of the Philippine Stock Exchange (“PSE”), PLDT Inc. (“PLDT” or the “Company”) is required to report all acquisitions or disposals of PLDT shares made by PLDT Officers1 (“Reportable Transactions”) within five (5) Trading Days2 from the date of the Reportable Transaction (“Reporting Period”). Reportable Transactions affect the computation of the Company’s public ownership which is also reported periodically to the PSE and the Securities and Exchange Commission (“SEC”).

To enable the Company to promptly file the required reports with accurate information to the PSE and the SEC, all PLDT Officers shall, within three (3) Trading Days from the date of the Reportable Transaction, submit the following information on Reportable Transactions by filling up the form attached herewith as Annex “A” and sending the filled up form to mpmartinez@pldt.com.ph; ropena@pldt.com.ph; kideclaro@pldt.com.ph or rbbenito@pldt.com.ph:

(1)
date of the Reportable Transaction;
(2)
number of PLDT shares acquired or disposed;
(3)
price per share; and
(4)
total number of PLDT shares owned after the Reportable Transaction.

Furthermore, the Securities Regulation Code (“SRC”) and the PSE's Revised Disclosure Rules strictly prohibit insider trading, which refers to any acquisition or disposal of a listed company’s shares by insiders3 who have access to material non-public information.4 For this purpose, PLDT imposes trading restrictions over a certain period of time during which PLDT’s Directors, Officers, and Executives are not allowed to acquire or dispose PLDT shares (“Restricted Period”).

1.
“PLDT Officers” are those with the rank of Vice President and above or those who are appointed as PLDT Officers by the Board of Directors.
2.
“Trading Day" is any day the Philippine Stock Exchange is open for trading. It excludes weekends, public holidays, and other days the PSE is closed.
3.
“Insider” refers to: (a) the issuer; (b) a director or officer (or person performing similar functions) of, or a person controlling, the issuer; (c) a person whose relationship or former relationship to the issuer gives or gave him access to material information about the issuer or the security that is not generally available to the public; (d) a government employee, or director, or officer of an exchange, clearing agency and/or self-regulatory organization who has access to material information about an issuer or a security that is not generally available to the public; or (e) a person who learns such information by a communication from any of the foregoing insiders.
4.
“Material non-public information” refers to information that: (a) has not been generally disclosed to the public and would likely affect the market price of the security after being disseminated to the public and the lapse of a reasonable time for the market to absorb the information; or (b) would be considered by a reasonable person important under the circumstances in determining his course of action whether to buy, sell or hold a security.

The foregoing violations will expose PLDT to the following monetary penalties and regulatory sanctions:

Violation	Penalty
(a) Failure to disclose any Reportable Transaction within the Reporting Period	Fine of P50,000.00, plus P1,000.00 for each Trading Day of delay for the first offense, escalating up to and including delisting from the PSE for the fourth offense.
(b) Submission of inaccurate public ownership reports	Fine of P50,000.00, plus P5,000.00 for each day from the time the inaccurate public ownership report was filed until the correct public ownership report is submitted.
(c) Trading of PLDT shares by PLDT Officers during Restricted Periods

Fine of P50,000.00, plus P1,000.00 for each Trading Day (during which the offense continues until and including the day on which the violation is rectified) for the first offense, escalating up to and including delisting from the PSE for the fourth offense.

Insider trading is a criminal offense under the SRC and the responsible individual/s, if proven guilty, shall be punished with a fine ranging from P50,000.00 up to P5,000,000.00 or imprisonment of 7 to 21 years, or both, at the discretion of the court.

A summary of the imposable penalties is attached herewith as Annex “B”.

Please be advised that effective November 1, 2024, any monetary penalty imposed on PLDT by the PSE and/or the SEC shall be recovered from the concerned PLDT Officer who:

(1)
fails to disclose any Reportable Transaction within the three (3)-day period or gives erroneous or inaccurate information relating thereto; or
(2)
trades PLDT shares during a Restricted Period.

The recovery of the monetary penalty shall be in addition to any other administrative sanction that shall be imposed on the concerned PLDT Officer in accordance with the employee manual and relevant policies.

To effectively monitor and promptly disclose Reportable Transactions and to avoid any unintentional trading of PLDT shares during Restricted Periods, all PLDT Officers are requested to avoid using any automated trading instructions to purchase or sell PLDT shares through stock trading platforms or accounts.

The list of PLDT Officers as of October 28, 2024 is attached herewith as Annex “C”. For your information and strict compliance.

Manuel V. Pangilinan
Chairman and CEO

ANNEX A

DISCLOSURE OF REPORTABLE TRANSACTIONS

Name:

Position:

Date of Transaction	Nature of Beneficial Ownership *Please indicate whether Certificated (Direct) or PCD (Indirect)	Price Per Share	Number of PLDT Shares Acquired *Please indicate n/a if not applicable.	Number of PLDT Shares Disposed *Please indicate n/a if not applicable.

Total

Number of Shares Owned after the Transaction
Certificated (Direct)
PCD (Indirect)
Total

ANNEX B

SUMMARY OF IMPOSABLE PENALTIES

1.
Disclosures to the PSE

Section 13.1, Article IV of the PSE Revised Disclosure Rules provides:

Notwithstanding Section 17.5 of these Rules, Issuers must disclose to the Exchange the direct and indirect ownership of its directors and principal officers in its securities within five (5) Trading Days after:

a.
The Issuer’s securities is first admitted in the Official Registry of the Exchange;
b.
a Director is first elected or an Officer is appointed; or
c.
any acquisition, disposal, or change in the shareholdings of the Directors and Officers.

Failure to comply with the above provision within a twelve-month period shall render the Company liable under Section 2, Article VIII of the PSE Revised Disclosure Rules, as follows:

VIOLATION	PENALTY
First Violation	P50,000.00
Second Violation of a similar nature	P75,000.00
Third Violation	Suspension of trading of PLDT Shares for a period of one (1) month
Fourth Violation	Ground for Delisting of PLDT Shares

An additional fine of P1,000.00 shall be imposed for each trading day during which the offense continues until and including the day on which the violation is rectified. Failure to pay within one (1) month from the imposition of the penalty and any additional fine imposed will result in the suspension of trading of the securities of the Company.

The Company is likewise required to submit a Public Ownership Report for each quarter containing, among others, the number of direct and indirect PLDT Shares of each director and officer. Section 1, Article VII of the PSE Revised Disclosure provides:

Section 1. Basic Principle – The basic principle of the Exchange is to ensure full, fair, timely and accurate disclosure of material information from all listed companies. This principle shall apply to all the disclosure requirements under these Rules.

Failure to disclose transactions will affect the accuracy of the Public Ownership Report and shall render the Company liable under Section 1, Article VIII of the PSE Revised Disclosure Rules as follows:

BASIC FINE	PENALTY PER DAY OF DELAY	MAXIMUM PENALTY PER YEAR/ PER VIOLATION
₱50,000.00	₱5,000/day of delay	₱500,000.00

2.
Disclosure to the SEC
2.1
Initial Statement of Beneficial Ownership of Securities (SEC Form 23-A)

Within ten (10) calendar days after the initial acquisition of PLDT Shares by an Officer, he/she is required to file a duly accomplished SEC Form 23-A with the SEC indicating his/her beneficial ownership PLDT Shares.

Beneficial owner means any person, who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; or (b) investment return or power which includes the power to dispose, or to direct the disposition of, such security; provided, however that a person shall be deemed to have an indirect beneficial ownership in any security which is: (i) held by his/her immediate family sharing the same household; (ii) held by a partnership in which he/she is a general partner; (iii) held by a corporation of which he/she is a controlling shareholder; or (iv) subject to any contract, arrangement or understanding which gives him voting power with respect to such security.

A person shall be deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership, within thirty (30) days, including, but not limited to, any right to acquire, through the exercise of any options, warrant or right; through the conversion of any security; pursuant to the power to revoke a trust, discretionary account or similar arrangement; or pursuant to automatic termination of a trust, discretionary account or similar arrangement.

2.2
Statement of Changes in Beneficial Ownership of Securities (SEC Form 23-B)

Within 10 calendar days after the close of each calendar month in which any change in an Officer’s ownership of PLDT Common Shares shall have occurred, he/she is required to file a duly accomplished SEC Form 23-B with the SEC.

2.3
Failure to file the reports referred to under item 2.1 or 2.2 above within the prescribed period shall render such Officer liable as follows:

VIOLATION	FIRST OFFENSE	SECOND OFFENSE	THIRD OFFENSE

Late or incomplete filing of Statement of Beneficial Ownership of Securities (SEC Form 23-A or SEC Form 23-B):

Qualifying or not more than 100 shares

More than 100 shares but less than 5% of the outstanding equity security

More than 5% but less than 10% of the outstanding equity security

	Reprimand Reprimand Reprimand	Php10,000 plus Php100 per day of delay of the submission of the report Php20,000 plus Php100 per day of delay Php10,000 plus Php100 per day of delay	Php20,000 plus Php200 per day of delay of the submission of the report Php40,000 plus Php200 per day of delay Php20,000 plus Php200 per day of delay

ANNEX C

LIST OF PLDT OFFICERS

Please refer to the latest General Information Sheet of PLDT Inc. for the updated list of officers.